                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934

                                   ----------


Date of Report (Date of earliest event reported):  April 18, 1997

                          Hollinger International Inc.
               (Exact name of registrant as specified in charter)

      Delaware                          0-24004              95-3518892
      State or other                    (Commission          (IRS employer
      jurisdiction of incorp.)          file number)         identification no.)

401 North Wabash Avenue,
 Chicago, Illinois                                       60611
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (312) 321-2299

Item 2.  Acquisition or Disposition of Assets.

     On April 18, 1997, certain Canadian newspaper interests owned and controlled by Hollinger Inc., the parent corporation of Hollinger International Inc. (the "Company"), were purchased by Hollinger Canadian Publishing Holdings Inc. ("Hollinger Canadian Publishing"), a Canadian company in the Company's consolidated group, from Hollinger Inc. (the "Canadian Newspaper Transaction"), effective as of January 1, 1997, for an aggregate consideration of approximately Cdn.$523.0 million (U.S.$382.0 million) pursuant to (i) the UniMedia Class A Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding Company, a subsidiary of Hollinger Inc. ("UniMedia Holding") and the Company (the "UniMedia Class A Stock Purchase Agreement"), (ii) the UniMedia Class B Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding and the Company (the "UniMedia Class B Stock Purchase Agreement"), and (iii) the Sterling Purchase Agreement dated as of April 18, 1997 between Hollinger Inc. and Hollinger Canadian Publishing (the "Sterling Purchase Agreement"). (The UniMedia Class A Stock Purchase Agreement, the UniMedia Class B Stock Purchase Agreement and the Sterling Purchase Agreement are collectively referred to as the "Purchase Agreements.") The Canadian newspaper interests transferred to the Company consist of the Sterling Newspaper Group and UniMedia Inc. (collectively, the "Canadian Newspapers"). Pursuant to the UniMedia Class A Stock Purchase Agreement, the Company paid UniMedia Holding consideration consisting of Cdn.$19.373 million in cash and 149,658 shares of newly issued Series 2 Nonvoting Preferred Stock, par value $.01 per share, of the Company ("Series 2 Preferred Stock") valued at Cdn.$149.658 million. Pursuant to the UniMedia Class B Stock Purchase Agreement, the Company paid UniMedia Holding consideration consisting of Cdn.$100,000 in cash and 23,267 shares of newly issued Series 1 Nonvoting Preferred Stock, par value $.01 per share, of the Company ("Series 1 Preferred Stock") valued at Cdn.$23.267 million. Pursuant to the Sterling Purchase Agreement, Hollinger Canadian Publishing paid Hollinger Inc. consideration consisting of Cdn.$330.602 million in cash.

     As a condition to the closing of the Purchase Agreements, the Company, Hollinger Inc. and UniMedia Holding entered into an Exchange Agreement dated as of April 18, 1997 (the "Exchange Agreement") pursuant to which the Company agreed to exchange all of the shares of Series 1 Preferred Stock and Series 2 Preferred Stock issued to UniMedia Holding as consideration under the UniMedia Class A Stock Purchase Agreement and the UniMedia Class B Stock Purchase Agreement for shares of Class A Common Stock and shares of Series C Convertible Preferred Stock, par value $.01 per share of the Company ("Series C Preferred Stock") (each in an amount to be determined pursuant to the terms of the Exchange Agreement), subject to receiving the requisite approval of the stockholders of the Company (the "First Exchange"). In addition, it is anticipated that the Company, Hollinger Inc., UniMedia Holding, 1159670 Ontario Limited, a wholly owned subsidiary of Hollinger Inc., and/or another direct or indirect wholly owned subsidiary of Hollinger Inc. (as Hollinger Inc. may designate) will enter into a proposed Second Exchange Agreement (the "Second Exchange Agreement") pursuant to which the Company intends to issue shares of Class A Common Stock to UniMedia Holding in exchange for the Series C Preferred Stock issued in the First Exchange and intends to issue shares of Series C Preferred Stock to 1159670 Ontario Limited (or such other subsidiary) in exchange for shares of outstanding Class A Common Stock owned by 1159670 Ontario Limited (the "Second Exchange"). The proposed exchanges contemplated by the Second Exchange Agreement would occur immediately following the First Exchange, subject to receiving the requisite approval of the stockholders of the Company. In accordance with the rules of the New York Stock Exchange (the "NYSE"), on which the Company's Class A Common Stock and Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") are listed, the Company is required to obtain stockholder approval for the First Exchange and the Second Exchange. The Company expects that the stockholder meeting to approve such issuances and exchanges will be held in June 1997.

     Upon consummation of the Purchase Agreements, Hollinger Inc. continues to own a majority of the equity interest and voting control of the Company, the Company continues to own all of the outstanding capital stock of Hollinger International Publishing Inc. ("Publishing"), Hollinger Inc. and Publishing each hold interests in Hollinger Canadian Publishing such that (i) Publishing and its subsidiaries own 100% of the non-voting equity shares and non-voting preference shares and (ii) each of Publishing and Hollinger Inc. (through its wholly-owned subsidiary) own 50% of the voting preference shares which have only nominal equity value.

TERMS OF THE PURCHASE AGREEMENTS

     Pursuant to the Purchase Agreements, the Company purchased from Hollinger Inc. the Canadian Newspapers, consisting of the Sterling Newspaper Group and UniMedia Inc. The Purchase Agreements each contained customary representations and warranties of the Company and Hollinger Inc., and UniMedia Holding with respect to the UniMedia Class A Stock Purchase Agreement and the UniMedia Class B Stock Purchase Agreement and Hollinger Canadian Publishing with respect to the Sterling Purchase Agreement.

     The UniMedia Class A Purchase Agreement provides for an adjustment to the purchase price paid thereunder to be paid in Canadian dollars within 60 days of closing, or June 17, 1997, as follows: (i) increased by an amount equal to the excess of interest on the purchase price from and including January 1, 1997 to and excluding the closing date (the "Interim Period") at an annual rate equal to 7.75% over the amount of any interest expense incurred during the Interim Period by UniMedia Newspapers Company and its subsidiaries on certain specified outstanding indebtedness; and (ii) decreased (increased) by an amount equal to the aggregate net cash receipts (disbursements) generated by the operations of the Canadian Newspapers transferred pursuant to the UniMedia Class A Purchase Agreement during the Interim Period which have been paid to Hollinger Inc. The UniMedia Class A Purchase Agreement further provides for a net working capital adjustment as of December 31, 1996 to be paid to UniMedia Holding. The UniMedia Class B Purchase Agreement provides for an increase to the purchase price paid thereunder to be paid in Canadian dollars within 60 days of closing, or June 17, 1997, in an amount equal to interest on the purchase price during the Interim Period at an annual rate equal to 7.75%. The Sterling Purchase Agreement provides for an adjustment to the purchase price paid thereunder to be paid in Canadian dollars within 60 days of closing, or June 17, 1997, as follows: (i) increased by an amount equal to the interest on the purchase price during the Interim Period at an annual rate of 7.75%; (ii) decreased (increased) by an amount equal to the aggregate pre-tax net cash receipts (disbursements) generated by the operations of the Canadian Newspapers transferred pursuant to the Sterling Purchase Agreement during the Interim Period which have been paid to Hollinger Inc.; and (iii) increased by an amount equal to the notional tax liability attributable to the Canadian Newspapers transferred pursuant to the Sterling Purchase Agreement during the Interim Period calculated using a tax rate of 44%. The Sterling Purchase Agreement further provides for a net working capital adjustment, which was paid on the closing date to Hollinger Inc. in the form of a cash dividend.

     The UniMedia Class A Purchase Agreement and the UniMedia Class B Purchase Agreement each provide that Hollinger Inc. and UniMedia Holding shall jointly and severally indemnify the Company for claims resulting from a breach of a representation, warranty or covenant of Hollinger Inc. or UniMedia Holding under such agreements (with certain limited exceptions); provided, however, that any claims must be made by the Company no later than the date(s) on which such representations, warranties or covenants expire. With respect to each agreement, Hollinger Inc. and UniMedia Holding are obligated to indemnify the Company only if indemnification claims, in the aggregate, exceed Cdn.$1.0 million, in which case Hollinger Inc. and UniMedia Holding are required to indemnify the Company only to the extent such claims exceed Cdn.$500,000, to a maximum aggregate amount equal to the purchase price under each such agreement. The Sterling Purchase Agreement provides that Hollinger Inc. shall indemnify Hollinger Canadian Publishing for claims resulting from a breach of a representation, warranty or covenant of Hollinger Inc. under the Sterling Purchase Agreement; provided, however, that any claims must be made by Hollinger Canadian Publishing no later than the date(s) on which such representations, warranties or covenants expire. Hollinger Inc. is obligated to indemnify Hollinger Canadian Publishing only if indemnification claims, in the aggregate, exceed Cdn.$1.0 million, in which case Hollinger Inc. is required to indemnify Hollinger Canadian Publishing only to the extent such claims exceed Cdn.$500,000, to a maximum aggregate amount equal to the purchase price under the Sterling Purchase Agreement.

     Pursuant to the Purchase Agreements, (i) the Company agreed to call a special meeting of the holders of its Common Stock and Series B Preferred Stock to approve the issuance to UniMedia Holding under the Exchange Agreement of Class A Common Stock and Series C Preferred Stock in exchange for the Series 1 and 2 Preferred Stock, and (ii) Hollinger Inc., which holds directly or indirectly approximately 77.75% of the total voting power of the Common Stock and Series B Preferred Stock, agreed to vote in favor of the proposed issuance.

     Hollinger Inc. further agreed pursuant to the Purchase Agreements, that it and its subsidiaries would not, for a period of five years after the closing of the Purchase Agreements, without the prior written consent of the Company, either directly or indirectly, undertake or carry on or be engaged or have any financial interest in any newspaper, shopper or similar publication carrying advertising, for which the circulation or the distribution is primarily in the communities where the Canadian Newspapers are currently being published or within a radius of 10 miles of the center point of any such community; provided, however, that these restrictions do not apply to the publication or acquisition of certain national market publications, the ownership of less than 5% of any class of securities of any publicly-traded company, or the interest that Hollinger Inc. has in Hollinger Canadian Publishing, Southam, The Financial Post Limited, Saturday Night Magazine Limited and their respective subsidiaries.

     The Company and Hollinger Inc. also entered into a waiver agreement which waived the provisions of that certain Business Opportunities Agreement between the Company and Hollinger Inc., to permit the Company to consummate the purchase of the Canadian Newspapers from Hollinger Inc. and operate such newspapers. Hollinger Inc., which owns 50% of the voting stock of Hollinger Canadian Publishing, also agreed that it would not take certain actions affecting ownership of the Canadian Newspapers which would cause a material adverse impact on the Canadian Newspapers under Canadian tax law.

AMENDED BANK CREDIT FACILITY

     The purchase price of the Canadian Newspapers was financed in part through a Cdn.$244.5 million ($175 million) borrowing by Hollinger Canadian Publishing under an amended long-term bank credit facility among Publishing, Hollinger Canadian Publishing, Telegraph Group Limited ("The Telegraph") and certain financial institutions (the "Amended Bank Credit Facility"). The remainder of the cash portion of the purchase price, Cdn.$105.5 million ($75 million), was funded by a loan from Publishing to Hollinger Canadian Publishing. The Amended Bank Credit Facility, which was entered into on April 7, 1997, provides for up to $900 million in total credit availability under four tranches with available borrowings by The Telegraph limited to $150 million, available borrowings by Hollinger Canadian Publishing limited to $250 million, and available borrowings by Publishing limited to $900 million, less amounts outstanding under other tranches, with maximum borrowings in each case limited by certain financial statement covenants. The Amended Bank Credit Facility also provides a fourth tranche which may be used for permitted acquisitions under terms and conditions subject to the lenders' approval. The Amended Bank Credit Facility matures on March 15, 2004 with required reductions in availability equal to 6.25% of the commitment per calendar quarter commencing on June 30, 2000.

     Loans under the Amended Bank Credit Facility bear interest, at the option of the respective borrower, at a rate per annum tied to specified floating rates or a reserve adjusted Eurocurrency rate, in each case plus a specified margin determined based on leverage ratios. The obligations of each borrower under the Bank Credit Facility are guaranteed by the Company and by each U.S. subsidiary (other than American Publishing (1991) Inc. ("AP-91"), which provides a partial guaranty). The obligations of Hollinger Canadian Publishing are guaranteed in whole or part by each of its Canadian subsidiaries (other than Southam Inc.) and by The Telegraph and its subsidiaries. The obligations of The Telegraph are guaranteed in whole or part by each English subsidiary and by Hollinger Canadian Publishing and each of its Canadian subsidiaries.

     The obligations of all borrowers under the Bank Credit Facility are secured by a pledge by the Company of all stock of Publishing, the pledge by Publishing and its restricted subsidiaries of the stock of their United States subsidiaries (other than AP-91 and its subsidiaries), certain intercompany notes and security agreements, and portions of the stock of certain Canadian and English subsidiaries. The obligations of Hollinger Canadian Publishing and the Canadian and English subsidiaries which have guaranteed its debt are secured by all or part of the pledge of the stock of the Canadian subsidiaries, including approximately 42% of the stock of Southam Inc., and all or part of the stock of The Telegraph and the English subsidiaries. The obligations of The Telegraph and the Canadian and English subsidiaries which have guaranteed its debt are secured by the pledge of all or part of the stock of the English subsidiaries, and all or part of the stock of The Telegraph and the Canadian subsidiaries.

TERMS OF THE SERIES 1 AND 2 PREFERRED STOCK

     The Series 1 Preferred Stock consists of 23,267 shares with a stated issue price of Cdn.$1,000 per share, which were issued pursuant to the UniMedia Class B Stock Purchase Agreement. The Series 2 Preferred Stock consists of 149,658 shares with a stated issue price of Cdn.$1,000 per share, which were issued pursuant to the UniMedia Class A Stock Purchase Agreement. The Series 2 Preferred Stock consists of two tranches: (i) the Canadian dollar equivalent of $90.0 million of Series 2 Preferred Stock, which will be mandatorily exchanged into shares of Series C Preferred Stock (the "First Tranche") pursuant to the Exchange Agreement, and (ii) the balance of the Series 2 Preferred Stock will be mandatorily exchanged into shares of Class A Common Stock (the "Second Tranche") pursuant to the Exchange Agreement. See "Terms of the Exchange Agreement."

     Dividends are payable on the Series 1 Preferred Stock when, as and if declared by the Board of Directors of the Company, at a rate equal to the dividends that would have been paid on Class A

Common Stock as if Class A Common Stock had been issued on the closing date of the Purchase Agreements. Dividends accrue on the First Tranche of the Series 2 Preferred Stock at a rate equal to 9.5% per annum. Dividends are payable on the Second Tranche of the Series 2 Preferred Stock when, as and if declared by the Board of Directors of the Company, at a rate equal to the dividends that would have been paid on Class A Common Stock as if Class A Common Stock had been issued on the closing date of the Purchase Agreements.

     The Series 1 and 2 Preferred Stock is subject to mandatory exchange in accordance with the terms of the Exchange Agreement. Subject to the receipt of stockholder approval of the First Exchange, the Series 1 Preferred Stock is mandatorily exchangeable into shares of Class A Common Stock, the First Tranche of the Series 2 Preferred Stock is mandatorily exchangeable into shares of Series C Preferred Stock and the Second Tranche of the Series 2 Preferred Stock is mandatorily exchangeable into shares of Class A Common Stock. If the Exchange Proposal is not approved, the Series 1 and 2 Preferred Stock may be redeemed at the option of the holder in whole or in part at any time after December 31, 1997, upon 60 days' prior written notice to the Company, for an amount equal to 95% of the stated issue price, plus the amount of any unpaid dividends accrued to the date of redemption.

     The Series 1 and 2 Preferred Stock rank on a parity with the Common Stock and junior to the Series A Preferred Stock and Series B Preferred Stock. The Series 1 and 2 Preferred Stock do not have any voting rights, except as otherwise provided by law, and are nontransferable, except to affiliates or subsidiaries of the original holder or otherwise with the prior written approval of the Company, but may be pledged by the original holder as collateral security for indebtedness. If the requisite stockholder approval of the Exchange Proposal is not obtained, all (but not less than all) of the Series 1 and 2 Preferred Stock may be sold or transferred to a third party, subject to compliance with all applicable laws, agreement by the pledgee or transferee to be bound by the terms of the Exchange Agreement and receipt of a legal opinion.

TERMS OF THE EXCHANGE AGREEMENT

     The Company, Hollinger Inc. and UniMedia Holding entered into the Exchange Agreement as a condition to the closing of the Purchase Agreements. The Exchange Agreement provides that within five business days of obtaining the required affirmative stockholder vote with respect to the exchange, the Company will issue to UniMedia Holding the following securities in exchange for all issued and outstanding shares of Series 1 and 2 Preferred Stock: (i) newly issued shares of Class A Common Stock in exchange for all 23,267 shares of Series 1 Preferred Stock; (ii) newly issued shares of Series C Preferred Stock in exchange for all shares of the First Tranche of the Series 2 Preferred Stock; and (iii) newly issued shares of Class A Common Stock for all shares of the Second Tranche of the Series 2 Preferred Stock. Upon completion of the First Exchange contemplated by the Exchange Agreement, all outstanding shares of Series 1 and 2 Preferred Stock will be cancelled.

     The Company also has agreed, that at the request of Hollinger Inc., it will take commercially reasonable efforts to cause the registration under the Securities Act of 1933, as amended, of the shares of Class A Common Stock and Series C Preferred Stock (and the shares of Class A Common Stock issuable upon the conversion of the Series C Preferred Stock) issued in the exchange, and to list such shares on the NYSE as soon as practicable.

     In the event stockholder approval of the First Exchange is not obtained, the shares of Series 1 and 2 Preferred Stock will remain outstanding in accordance with their terms. If the requisite stockholder approval of the First Exchange is not obtained, all (but not less than all) of the Series 1 and 2 Preferred Stock may be sold or transferred to a third party, subject to compliance with all applicable laws, agreement by the pledgee or transferee to be bound by the terms of the Exchange Agreement and receipt of a legal opinion.

Item 7.  Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

          HOLLINGER INC. CANADIAN NEWSPAPER GROUP

               Report of Independent Auditors

               Combined Balance Sheet

               Combined Statement of Earnings

               Combined Statement of Shareholder's Interest

               Combined Statement of Changes in Financial Position

               Notes to Combined Financial Statements

     (b)  Pro forma financial information.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF HOLLINGER INTERNATIONAL INC.

               Unaudited Pro Forma Condensed Consolidated Balance Sheet

               Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1996

               Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1995

               Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1994

               Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

     (c)  Exhibits.

          2.01 UniMedia Class A Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding Company and Hollinger International Inc.

          2.02 UniMedia Class B Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding Company and Hollinger International Inc.

          2.03 Sterling Purchase Agreement dated as of April 18, 1997 between Hollinger Inc. and Hollinger Canadian Publishing Holdings Inc.

          3.01   Certificate of Designations for Series 1 Preferred Stock.

          3.02   Certificate of Designations for Series 2 Preferred Stock.

          4.03 Second Amended Bank Credit Facility dated April 7, 1997 among Hollinger International Publishing Inc., Telegraph Group Limited, Hollinger Canadian Publishing Holdings Inc., various financial institutions, The Toronto-Dominion Bank, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Canadian Imperial Bank of Commerce, as Documentation Agent, and Toronto Dominion (Texas), Inc., as Administrative Agent. Pursuant to S-K 601(b)(4)(iii), the Registrant has not filed a copy of this exhibit but will furnish a copy upon the Commission's request.

          10.01 Exchange Agreement dated as of April 18, 1997 among Hollinger International Inc., Hollinger Inc. and UniMedia Holding Company.

          99.01  Press Release dated April 18, 1997.

                         INDEX TO FINANCIAL STATEMENTS

HOLLINGER INC. CANADIAN NEWSPAPER GROUP

     Report of Independent Auditors..................................................     13
     Combined Balance Sheet..........................................................     14
     Combined Statement of Earnings..................................................     15
     Combined Statement of Shareholder's Interest....................................     16
     Combined Statement of Changes in Financial Position.............................     17
     Notes to Combined Financial Statements..........................................     18

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF HOLLINGER
  INTERNATIONAL INC.
     Unaudited Pro Forma Condensed Consolidated Balance Sheet........................     28
     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year
      Ended December 31, 1996........................................................     29
     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year
      Ended December 31, 1995........................................................     30
     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year
      Ended December 31, 1994........................................................     31
     Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements........     32

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the combined balance sheet of the Hollinger Inc. Canadian Newspaper Group (the "Group") as at December 31, 1996 and the combined statements of earnings, shareholder's interest and changes in financial position for the Group for the year ended December 31, 1996. These combined financial statements are the responsibility of Hollinger Inc. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Group as at December 31, 1996 and the results of its operations and the changes in its financial position for the year then ended in accordance with the accounting principles described in note 1 to the combined financial statements.

     Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. A description of certain significant differences, as applicable to the Group is included in note 14 to the combined financial statements.

Chartered Accountants

Toronto, Canada

March 15, 1997

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                             COMBINED BALANCE SHEET
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                               DECEMBER 31
                                                                           --------------------
                                                                             1995        1996
                                                                             ----        ----
                                                                           (UNAUDITED)
ASSETS
Current assets:
  Due from Hollinger....................................................   $     --    $ 17,416
  Accounts receivable...................................................     32,600      44,241
  Inventories...........................................................      5,704       5,471
  Prepaid expenses......................................................        993       1,205
                                                                           --------    --------
                                                                             39,297      68,333
Fixed assets (note 4)...................................................     72,469      77,891
Circulation, net of accumulated amortization of $14,835 (1995-$9,875)...    117,037     186,164
Goodwill and other assets (note 5)......................................     24,261      29,583
                                                                           --------    --------
                                                                           $253,064    $361,971
                                                                           ========    ========
LIABILITIES AND SHAREHOLDER'S INTEREST
Current liabilities:
  Bank indebtedness (note 6(b)).........................................   $ 11,287    $  8,480
  Accounts payable and accrued expenses.................................     19,992      21,124
  Deferred subscription revenue.........................................     10,534      13,857
  Due to Hollinger Inc. (note 10).......................................        492          --
  Current portion of long-term debt.....................................      3,203       3,279
                                                                           --------    --------
                                                                             45,508      46,740
Long-term debt (note 6).................................................     13,808      10,697
Due to Hollinger, Inc. (note 10)........................................     16,161      16,161
Other liabilities (note 7)..............................................     13,862       6,732
SHAREHOLDER'S INTEREST (note 8).........................................    163,725     281,641
Commitments (note 12)
                                                                           --------    --------
                                                                           $253,064    $361,971
                                                                           ========    ========

See accompanying notes to combined financial statements.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                         COMBINED STATEMENT OF EARNINGS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      YEAR ENDED DECEMBER 31
                                                                 --------------------------------
                                                                   1994        1995        1996
                                                                 --------    --------    --------
                                                                     (UNAUDITED)
Revenue.......................................................   $139,641    $162,714    $296,582
Expenses:
  Cost of sales and expenses before the undernoted items......    124,249     144,692     247,613
  Interest on long-term debt..................................                    575       1,194
  Other interest, net.........................................        817       1,767       1,699
  Depreciation of fixed assets................................      4,048       5,078       7,776
  Amortization of circulation.................................      1,625       1,625       5,048
  Amortization of goodwill, and other assets..................        415         794         775
  Management fees to Hollinger Inc............................      3,264       4,601       5,579
                                                                 --------    --------    --------
                                                                  134,418     159,132     269,684
                                                                 --------    --------    --------
Earnings before the undernoted................................      5,223       3,582      26,898
Write-down of building and related costs (note 4).............                              5,611
Write-down of investment and deferred costs...................      1,126       1,322
Other unusual items...........................................                                563
                                                                 --------    --------    --------
Earnings before income taxes..................................      4,097       2,260      20,724
Income taxes (recovery) (note 11):............................        115         402         284
                                                                 --------    --------    --------
Net earnings..................................................   $  3,982    $  1,858    $ 20,440
                                                                 ========    ========    ========

See accompanying notes to combined financial statements.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                  COMBINED STATEMENT OF SHAREHOLDER'S INTEREST
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      YEAR ENDED DECEMBER 31
                                                                 --------------------------------
                                                                   1994        1995        1996
                                                                 --------    --------    --------
                                                                     (UNAUDITED)
Shareholder's interest, beginning of year.....................   $ 66,127    $ 70,109    $163,725
Net earnings..................................................      3,982       1,858      20,440
Acquisition of Armadale newspapers (note 3)...................                             94,200
Acquisition of Thomson newspapers (note 3)....................                 91,758
Additional capital contribution to Sterling Newspapers
  Limited.....................................................                              3,276
                                                                 --------    --------    --------
Shareholder's interest, end of year...........................   $ 70,109    $163,725    $281,641
                                                                 ========    ========    ========

See accompanying notes to combined financial statements.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

              COMBINED STATEMENT OF CHANGES IN FINANCIAL POSITION
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      YEAR ENDED DECEMBER 31
                                                                 --------------------------------
                                                                   1994        1995        1996
                                                                 --------    --------    --------
                                                                     (UNAUDITED)
Cash provided by (used in):
Operations:
  Net earnings................................................   $  3,982    $  1,858    $ 20,440
  Non-cash items:
     Depreciation and amortization............................      6,088       7,497      13,599
     Loss on disposal or writedown of fixed assets or
       investments............................................         48       1,755       4,957
     Deferred taxes...........................................        (32)        145           1
  Changes in non-cash working capital items...................     (9,723)     (7,611)     (1,694)
  Deferred pension costs......................................      1,346      (1,437)       (395)
  Deferred lease inducement...................................      1,315        (105)        (92)
  Deferred subscription revenue...............................        129        (282)       (126)
  Severance and provision for rationalization costs...........         --      (3,669)     (8,612)
                                                                 --------    --------    --------
                                                                    3,153      (1,849)     28,078
                                                                 --------    --------    --------
Financing:
  Net increase (decrease) in long-term debt, including capital
     lease obligations........................................      4,175       6,916      (3,035)
                                                                 --------    --------    --------
Investments:
  Additions to fixed assets and assets under capital leases...    (26,129)     (7,855)     (6,528)
  Net proceeds on disposal of fixed assets and investments....        624         848       3,426
  Addition to circulation and other intangibles...............     (1,436)     (1,963)     (1,226)
  Advances from (to) Hollinger................................     16,490        (595)    (17,908)
  Addition to investment......................................     (1,211)         --          --
  Acquisition of businesses (note 3)..........................     (2,399)    (91,758)    (94,200)
  Acquisitions financed by Hollinger..........................                 91,758      94,200
  Capital contributions to Sterling Newspapers Limited........         --          --       3,276
  Contribution by Hollinger...................................         --          --      (3,276)
                                                                 --------    --------    --------
                                                                  (14,061)     (9,565)    (22,236)
                                                                 --------    --------    --------
Decrease (increase) in bank indebtedness......................     (6,733)     (4,498)      2,807
Bank indebtedness, beginning of year..........................         56       6,789      11,287
                                                                 --------    --------    --------
Bank indebtedness, end of year................................   $  6,789    $ 11,287    $  8,480
                                                                 ========    ========    ========

See accompanying notes to combined financial statements.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

1. BASIS OF PRESENTATION:

     The Canadian Newspaper Group ("Group") of Hollinger Inc. ("Hollinger"), a Canadian public company, consists of the following wholly-owned entities:

         UniMedia Inc. (acquired June 1987)
         Sterling Newspapers Limited (acquired October 1986)
         Thomson Division (acquired October 1995)
         Armadale Division (acquired January 1996)

     The combined financial statements reflect each of the businesses in the Group at their historical cost to Hollinger to reflect the combination of businesses under common control using "as-if pooling of interests" accounting. Accordingly, the combined financial statements reflect all purchase accounting adjustments made by Hollinger in respect of its acquisition of businesses in the Group.

     These combined financial statements do not reflect the borrowings and related interest charges made by Hollinger in acquiring its investment in the businesses of the Group. In addition, no income taxes have been provided against the earnings of the Thomson and Armadale divisions as Hollinger had sufficient unrecognized tax losses carried forward to fully offset the taxable earnings of these divisions.

     Hollinger transferred substantially all of the assets and liabilities of the Thomson and Armadale divisions to Sterling Newspapers Limited in 1997.

     Shareholder's interest represents the historical cost of Hollinger's investments in the businesses of the Group and the accumulated undistributed earnings of these businesses since the date they were acquired by Hollinger.

2. SIGNIFICANT ACCOUNTING POLICIES:

     (a) Inventories:

         Raw materials are valued at the lower of cost and replacement cost. Finished goods are valued at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method.

     (b) Fixed assets:

         Fixed assets are stated at cost. Cost represents the cost of acquisition or construction, including the direct costs of financing the acquisition or construction until the asset is ready for use.

         Leases which transfer substantially all of the benefits and risks of ownership to the Group are recorded as assets together with the obligations, based on the present value of future rental payments.

         Fixed assets, including assets under capital leases, are depreciated using the straight-line method over their estimated useful lives as follows:

            ASSETS                                                                   RATE
            ------                                                                   ----
            Buildings........................................................             2.5%
            Machinery and equipment..........................................        5% to 20%
            Leasehold improvements...........................................    Over the term
                                                                                  of the lease

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     (c) Circulation:

         Circulation represents the long-term readership of paid newspapers. The Group allocates a portion of the purchase price discrepancy in each business acquired to the cost of circulation and capitalizes costs incurred to increase the long-term readership thereafter. Circulation is being amortized on a straight-line basis over 40 years. The net book value of circulation would be written down when declines in value are considered to be other than temporary based on expected cash flows of the respective operation.

     (d) Copyrights:

         Copyrights are amortized over the estimated publishing period of each publication.

     (e) Goodwill:

         Goodwill represents the excess of the purchase consideration over the fair value of net assets acquired at the time of acquisition and is amortized on a straight-line basis over 40 years. The net book value of goodwill would be written down to fair value if the value is permanently impaired. The Group determines whether there has been a permanent decline in value based on the expected cash flows of the respective operation.

     (f) Deferred start-up costs:

         Direct costs incurred, net of any revenues, during the development period of a new newspaper or other publication, are deferred and amortized on a straight-line basis over three years. If a subsequent decision is made to discontinue the newspaper or publication before the end of the amortization period, the remaining balance is written off.

     (g) Deferred subscription revenue:

         The portion of customer subscription revenue not yet earned is deferred and recognized in income over the term of the subscription.

     (h) Deferred government grants and investment tax credits:

         Deferred government grants and investment tax credits are amortized over the estimated useful lives of the related capital assets and the annual amount is recorded as a reduction of depreciation expense.

     (i) Pension expense and obligations:

         Pension costs related to current service are charged to earnings for the period during which the services are rendered. These costs reflect management's best estimates of the pension plans' expected investment yields, salary escalations, mortality of members and retirement ages. Adjustments arising from plan amendments, changes in assumptions and experience gains and losses are amortized on a straight-line basis over the expected remaining service life of the plan participants. However, the gains or losses on plan settlements, partial settlement, or curtailments are recognized into income the year in which they occur. The difference between pension expense and the funding contributions, as well as the unamortized portion of the unfunded pension liability at the date of acquisition, are included in other assets.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

3. ACQUISITIONS AND DISPOSITIONS:

     On January 1, 1996, Hollinger acquired for cash consideration two daily newspapers and twelve non-daily newspapers representing all of the assets and operations of the Armadale division.

     On October 4, 1995, Hollinger acquired for cash consideration 12 daily newspapers and seven non-daily newspapers representing all of the assets and operations of the Thomson division.

     The details of the acquisitions are as follows:

                                                                           1995            1996
                                                                        -----------    ------------
                                                                        (UNAUDITED)
      Assets acquired, at fair value:
        Current assets...............................................    $  11,731       $ 15,037
        Fixed assets.................................................       22,375         13,702
        Circulation..................................................       58,601         72,862
        Goodwill and other assets....................................        9,476         10,457
                                                                         ---------       --------
                                                                           102,183        112,058
      Liabilities assumed:
        Current liabilities..........................................        4,225         17,858
        Other long-term liabilities..................................        6,200             --
                                                                         ---------       --------
                                                                            10,425         17,858
                                                                         ---------       --------
      Net cost of the investment.....................................    $  91,758       $ 94,200
                                                                         =========       ========

     These acquisitions have been accounted for using the purchase method of accounting whereby the results of operations of the acquired business are included from the date of acquisition. Certain amounts ascribed to assets are subject to revision once final appraisals are complete.

     During 1996, the Group sold a non-daily newspaper for cash consideration of $3,400,000, which resulted in no gain or loss on the sale.

4. FIXED ASSETS:

                                                    1995                      1996
                                                  --------    -------------------------------------
                                                  NET BOOK                 ACCUMULATED     NET BOOK
                                                   VALUE        COST      DEPRECIATION      VALUE
                                                  --------    --------    -------------    --------
                                                  (UNAUDITED)
      Land.....................................   $ 8,441     $ 10,498       $    --       $10,498
      Buildings and leasehold interests........    24,283       30,160         4,495        25,665
      Machinery and equipment owned............    37,602       67,127        27,130        39,997
      Machinery and equipment under
        capital lease..........................     2,143        2,678           947         1,731
                                                  -------     --------       -------       -------
                                                  $72,469     $110,463       $32,572       $77,891
                                                  =======     ========       =======       =======

     (a) During the year, the net book value of a building was written down. The write down and related costs totalled $5,611,000. Management believes that the carrying charges related to this building will be recovered through future cash inflows.

     (b) Capitalized financing costs totalled $280,000 for the year ended December 31, 1995 (1994-615,600).

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

5. GOODWILL AND OTHER ASSETS:

                                                                              1995       1996
                                                                             -------    -------
                                                                             (UNAUDITED)
      Goodwill, net of amortization of $2,895 (1995 - $2,255).............   $18,492    $23,053
      Copyrights, net of amortization of $533 (1995 - $409)...............       673      1,065
      Deferred income taxes...............................................     2,296      2,297
      Deferred pension costs..............................................     2,375      2,770
      Investment, at cost.................................................       385        358
      Other...............................................................        40         40
                                                                             -------    -------
                                                                             $24,261    $29,583
                                                                             =======    =======

6. LONG-TERM DEBT:

                                                                              1995       1996
                                                                             -------    -------
                                                                             (UNAUDITED)
   Unimedia Inc.:
        Bank loans........................................................   $14,800    $12,400
        Obligations under capital leases..................................     1,513        780
        Non-interest bearing loan maturing in 2000 and 2001...............       470        470
   Other                                                                         228        326
                                                                             -------    -------
                                                                              17,011     13,976
   Less current portion included in current liabilities...................     3,203      3,279
                                                                             -------    -------
                                                                             $13,808    $10,697
                                                                             =======    =======

     (a) Unimedia Inc.'s bank loans are as follows:

       (i) A revolving facility of $9,000,000, reducing over a five-year period by $600,000 per quarter, available through variable rate loans at prime plus 3/8% or bankers' acceptances at market rates at its option. At December 31, 1996, borrowings under this facility totalled $9,000,000.

       (ii) A revolving facility of $12,000,000, renewable annually, available through variable rate loans at prime plus 5/8% or bankers' acceptances at market rates at its option. If not renewed, this facility will be converted into a five-year term loan. At December 31, 1996, borrowings under this facility totalled $3,400,000.

     (b) Unimedia Inc.'s bank indebtedness and bank loans are secured by a general assignment of its book debts, a charge on its inventory under
         Section 427 of the Bank Act (Canada), and a deed of hypothec covering the universality of its assets, present and future, moveable and immoveable.

     (c) Maximum principal amounts payable on long-term debt, excluding obligations under capital leases, for each of the five years subsequent to December 31, 1996 are as follows:

     1997.............................................................    $2,616
     1998.............................................................     2,444
     1999.............................................................     2,443
     2000.............................................................     2,035
     2001.............................................................       235

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

6. LONG-TERM DEBT (CONTINUED)
     (d) Minimum lease commitments together with the present value of obligations under capital leases are as follows:

          1997.............................................................   $  714
          1998.............................................................      119
                                                                              ------
          Total future minimum lease payments..............................      833
          Less imputed interest calculated at a rate of 10.7%..............       53
                                                                              ------
                                                                                 780
          Less current portion included in current liabilities.............      663
                                                                              ------
          Present value of minimum lease payments..........................   $  117
                                                                              ======

7. OTHER LIABILITIES:

                                                                          1995       1996
                                                                         ------     ------
                                                                        (UNAUDITED)
     Severance.......................................................   $11,233    $ 4,364
     Deferred lease inducement.......................................     1,257      1,165
     Deferred subscription revenue...................................       801        675
     Other...........................................................       571        528
                                                                        -------    -------
                                                                        $13,862    $ 6,732
                                                                        =======    =======

     Principal amounts payable on severance for Unimedia Inc. are as follows:

     1997.....................................................................   $ 1,823
     1998.....................................................................     1,370
     1999.....................................................................     1,033
     2000.....................................................................       872
     2001.....................................................................       720
     Thereafter...............................................................     1,335
                                                                                 -------
     Total payments...........................................................     7,153
     Less interest calculated at a rate of 8%.................................     1,331
                                                                                 -------
                                                                                   5,822
     Less current portion included in accounts payable........................     1,458
                                                                                 -------
     Present value............................................................   $ 4,364
                                                                                 =======

8. SHAREHOLDER'S INTEREST:

     Shareholder's interest represents Hollinger's combined equity investment in its wholly-owned subsidiaries, Sterling Newspapers Limited, UniMedia Inc., and its Armadale and Thomson divisions and is comprised of the following:

                                                                        1995         1996
                                                                      --------     -------
                                                                      (UNAUDITED)
     Historical cost of Hollinger's original investments...........   $166,759    $264,235
     Post acquisition retained earnings (losses)...................     (3,034)     17,406
                                                                      --------    --------
                                                                      $163,725    $281,641
                                                                      ========    ========

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

9. PENSION PLANS:

     Substantially all of the employees of Unimedia Inc. and certain employees of Sterling Newspapers Limited and the Thomson division of Hollinger Inc. are covered by defined benefit pension plans. Under these plans, benefits are paid based on participants' length of service and earnings.

     Based on actuarial extrapolations, the valuation of the plans is as follows:

                                                                         1995       1996
                                                                        -------    -------
                                                                        (UNAUDITED)
     Net pension plan assets, at market value........................   $70,994    $78,520
     Actuarial value of accrued pension benefits.....................    66,263     67,555
                                                                        =======    =======

10. RELATED PARTY TRANSACTIONS:

     Related party transactions not presented elsewhere in the combined financial statements are summarized below:

                                                                       1994    1995    1996
                                                                       ----    ----    ----
                                                                       (UNAUDITED)
     Interest income from the parent company........................   $403    $ --    $ --
                                                                       ====    ====    ====
     Interest expense paid to parent company........................   $818    $394    $186
                                                                       ====    ====    ====

     Amounts due to Hollinger Inc are non-interest bearing and have no fixed terms for repayment.

11. INCOME TAXES:

     No income taxes have been provided against the aggregate 1996 earnings of $20,002 of the Thomson and Armadale divisions of Hollinger Inc., (1995 - 1,716; 1994 - Nil) as Hollinger had sufficient unrecognized tax losses carried forward to fully offset the taxable earnings of these divisions.

     As at December 31, 1996, the Group has tax losses carried forward for which tax benefit has not been reflected in the accounts. These losses expire as follows:

                                                             STERLING    UNIMEDIA     TOTAL
                                                             --------    --------    -------
     1997.................................................     $ --      $ 1,892     $ 1,892
     1998.................................................      452        6,762       7,214
     1999.................................................       --        6,112       6,112
     2000.................................................       85        2,801       2,886
     2001.................................................      156           --         156
                                                               ----      -------     -------
                                                               $693      $17,567     $18,260
                                                               ====      =======     =======

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

12. COMMITMENTS:

     Future minimum lease payments subsequent to December 31, 1996 under operating leases are as follows:

     1997.....................................................................   $ 2,099
     1998.....................................................................     1,656
     1999.....................................................................     1,557
     2000.....................................................................     1,280
     2001.....................................................................     1,248
     Thereafter...............................................................     3,619
                                                                                 -------
                                                                                 $11,459
                                                                                 =======

     Each of UniMedia Inc. and Sterling Newspapers Limited have guaranteed loans to a maximum of $115,000,000 taken out by 1159670 Ontario Limited, a subsidiary of Hollinger.

     Hollinger has pledged all of the assets of the Group as security against its bank indebtedness.

13. FINANCIAL INSTRUMENTS:

     The book value of accounts receivable, bank indebtedness and accounts payable approximates their fair value due to the near maturity of these instruments. The book value of long-term debt is representative of its fair value, as the interest rate on a substantial portion of the long-term debt fluctuates with the prime rate. The book value of severance pay does not differ significantly from its fair value since the discount rate initially used at the time the severance pay was recorded is representative of interest rates available to the businesses. The fair value of the amounts due to Hollinger Inc. is not determinable due to the lack of repayment terms.

14. U.S. GAAP:

     The following represents additional information to the combined financial statements of the Group that were prepared in accordance with Canadian GAAP. Set out below are the material adjustments (net of deferred income taxes, where applicable) to the combined net earnings of the Group for the three years

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

14. U.S. GAAP (CONTINUED)
     ended December 31, 1996 and shareholder's interest at December 31, 1995 and 1996 in order to conform to accounting principles generally accepted in the United States.

                                                                 YEAR ENDED DECEMBER 31
                                                             -------------------------------
                                                              1994        1995        1996
                                                             -------    --------    --------
                                                                 (UNAUDITED)
     Net Earnings:
     Net earnings for the year based on Canadian GAAP.....   $ 3,982    $  1,858    $ 20,440
     Capitalization of betterments, net of related
       amortization (a)...................................      (730)       (693)       (570)
     Start-up costs, net of amortization (c)..............       (20)         (7)       (107)
     Adjustment to tax provision (d)......................    (2,000)       (700)       (750)
                                                             -------    --------    --------
     Net earnings for the year based on U.S. GAAP.........   $ 1,232    $    458    $ 19,013
                                                             =======    ========    ========
     Shareholder's Interest:
     Shareholder's interest based on Canadian GAAP........              $163,725    $281,641
     Capitalization of betterments, net of related
       amortization (a)...................................                (3,357)     (3,927)
     Amortization of intangible assets (b)................                (2,355)     (2,355)
     Start-up costs, net of amortization (c)..............                  (317)       (424)
     Income taxes (d).....................................                (2,700)     (3,450)
                                                                        --------    --------
     Shareholder's interest based on U.S. GAAP............              $154,996    $271,485
                                                                        ========    ========

     Summary of accounting policy differences:

     The areas of material difference between Canadian and U.S. GAAP and their impact on the combined financial statements of the Group are set out below:

     (a) Capitalization of betterments:

         Effective January 1, 1990, the Group capitalizes as circulation the costs incurred to increase the long-term readership of its publications ("betterments"). U.S. GAAP does not permit capitalization of these costs.

     (b) Amortization of intangible assets:

         U.S. GAAP requires the amortization of all intangible assets acquired on a straight-line basis over a period not exceeding 40 years. Under Canadian GAAP, prior to December 31, 1990, there was no requirement to amortize intangible assets such as circulation that are considered to have an indefinite life. Effective January 1, 1991, Canadian GAAP requires that all intangible assets be amortized. As a result, commencing January 1, 1990 under Canadian GAAP, the Group is amortizing the cost of circulation on a straight-line basis over a 40 year period.

     (c) Start-up costs:

         Operating losses incurred during the development period (no longer than one year) of a newspaper or other publication are deferred and amortized on a straight-line basis over three years. U.S. GAAP does not permit capitalization of these losses.

     (d) Income taxes:

         Under U.S. GAAP the asset and liability method is used to account for income taxes. Under Canadian GAAP the deferral method of providing for income taxes is used.

                    HOLLINGER INC. CANADIAN NEWSPAPER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

14. U.S. GAAP (CONTINUED)
     (e) Statement of changes in financial position:

         (i) U.S. GAAP requires that the amount of interest and taxes paid during each fiscal period be disclosed. There is no requirement to disclose this information under Canadian GAAP. Interest paid for each of the years ended December 31, 1994, 1995 and 1996 amounted to $798, $2,303 and $1,961 respectively. Taxes paid for each of the years ended December 31, 1994, 1995 and 1996 amounted to $319, $335 and $368 respectively.

        (ii) Canadian GAAP permits bank indebtedness to be reported as cash flow from operations. U.S. GAAP requires that operating bank loans and bank advances be reported as financing cash flows. As a result, under U.S. GAAP, the funds provided by financing activities for the year ended December 31, 1995 would be increased by $4,498 and the funds provided by operating activities would be decreased by the same amount. The fund's provided by financing activities for the year ended December 31, 1996 would be decreased by $2,807 and the funds provided by operating activities would be increased by the same amount.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet presents the pro forma financial position of Hollinger International (the "Company") as of December 31, 1996, assuming that the acquisition by the Company of the Canadian Newspaper Group of Hollinger Inc. under the terms of the Reorganization, have been consummated as of December 31, 1996.

     The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 present the pro forma results of operations of the Company as if the Reorganization had been consummated as of January 1, 1994. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and notes thereto of the Company and the Hollinger Inc. Canadian Newspaper Group, included elsewhere in this document.

     The unaudited pro forma condensed consolidated financial statements were prepared utilizing the accounting policies of the Company and the Hollinger Inc. Canadian Newspaper Group included elsewhere in this document. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations do not necessarily reflect actual results which may have occurred if the Reorganization had taken place as of January 1, 1994 nor are they indicative of the results of future combined operations.

     The Canadian Newspaper Group consists of Sterling Newspapers Limited and UniMedia Inc., each wholly-owned subsidiaries of Hollinger Inc., and the Thomson and Armadale Divisions of Hollinger Inc. Substantially all of the assets and liabilities of the Canadian Newspaper Group were transferred to the Company. The financial information for Canadian Newspaper Group included in these unaudited pro forma condensed consolidated financial statements has been derived from Canadian Newspaper Group's combined financial statements prepared in accordance with Canadian GAAP and stated in Canadian dollars. These consolidated financial statements have been adjusted to reflect Hollinger Inc.'s historical consolidation adjustments with respect to the Canadian Newspaper Group to reflect the combination of entities under common control using "as-if pooling of interests" accounting and have been adjusted to comply with U.S. GAAP. The assets and liabilities included in the unaudited pro forma condensed consolidated balance sheet as at December 31, 1996 have been translated to U.S. dollars at the rate of $1.371 per Canadian dollar and shareholders' interest has been translated to U.S. dollars at historical rates. Revenues and expenses have been translated to U.S. dollars at the rate of $1.364 per Canadian dollar for purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 $1.373 for the year 1995 and $1.366 for the year 1994. Such translations should not be construed as representation that the amounts represent, or have been, or could be converted into U.S. dollars at that or any other rate.

                          HOLLINGER INTERNATIONAL INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                           (IN THOUSANDS OF DOLLARS)

                                               CANADIAN     REDUNDANT     PRO FORMA ADJUSTMENTS
                                               NEWSPAPER    ASSETS AND    ---------------------
                              INTERNATIONAL      GROUP      OPERATIONS      DR.          CR.        PRO FORMA
                              -------------    ---------    ----------    --------     --------     ----------
                                                  (a)          (b)
Current assets.............     $  487,560     $ 49,856      $  1,296                      775(g)  $  451,845
                                                                                        75,000(c)
                                                                                         8,500(h)
Investment in affiliates,
  at equity................        198,461          261                                               198,722
Other investments, at
  cost.....................        487,597                                                            487,597
Fixed assets...............        505,902       56,830         2,253                                 560,479
Intangible assets and other
  assets, net of
  accumulated
  amortization.............      1,509,568      149,739         3,911       8,500(h)                1,663,896
                                ----------     --------      --------                              ----------
                                $3,189,088      256,686         7,460                               3,362,539
                                ==========     ========      ========                              ==========
Current liabilities........        919,971       34,101           344       7,945(e)    21,973(g)     967,756
Long-term debt.............        675,263        7,804                     7,640(e)   175,000(c)     850,427
Due to Hollinger Inc.......                      11,791           612      11,179(g)                       --
Deferred income taxes......         70,705                                 48,154(f)                   22,551
Other liabilities..........         53,788        4,912                                                58,700
                                ----------     --------      --------                              ----------
                                 1,719,727       58,608           956                               1,899,434
Minority interest..........        109,943                                                            109,943
Redeemable Preferred
  Stock....................        605,579                                                            605,579
Shareholders' interest.....                     194,762        13,765      11,569(g)                       --
                                                                          185,013(d)    15,585(e)
Stockholders' equity
  Convertible preferred
     stock.................        195,104                                                            195,104
  Common stock.............            846                                                  30            876
  Paid-in capital..........        408,147                                 65,017(d)    48,154(f)     391,284
  Cumulative foreign
     currency translation
     adjustment............         24,257       (1,130)          132                                  22,995
  Retained earnings........        125,485        4,446        (7,393)                                137,324
                                ----------     --------      --------                              ----------
                                 1,469,361      198,078         6,504                               1,463,105
                                ----------     --------      --------                              ----------
                                $3,189,088     $256,686      $  7,460                              $3,362,539
                                ==========     ========      ========                              ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                          HOLLINGER INTERNATIONAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               CANADIAN     REDUNDANT     PRO FORMA ADJUSTMENTS
                                               NEWSPAPER    ASSETS AND    ---------------------
                              INTERNATIONAL      GROUP      OPERATIONS      DR.          CR.        PRO FORMA
                              -------------    ---------    ----------    --------     --------     ----------
                                                  (a)          (i)
Operating revenues.........     $ 1,862,714     $217,499      $  6,114                              $2,074,099
Operating costs and
  expenses.................       1,600,461      186,811         5,941                               1,781,331
Reorganization expenses and
  other....................          41,567                                                             41,567
Amortization and
  depreciation.............          92,853        9,758           177                                 102,434
                                 ----------     --------      --------                              ----------
Operating income...........         127,833       20,930            (4)                                148,767
Other income (expense):
  Interest expense.........         (98,875)      (2,122)                   10,700(j)     2,048(k)    (110,849)
                                                                             1,200(h)
  Equity earnings in
     affiliates............          12,037           13                                                12,050
  Unusual items............                       (4,528)       (3,807)                                   (721)
  Other....................          70,839                                                             70,839
                                 ----------     --------      --------                              ----------
Total other income
  (expense)................         (15,999)      (6,637)       (3,807)                                (28,681)
                                 ----------     --------      --------                              ----------
Earnings before income
  taxes,
  minority interest, and
  extraordinary item.......         111,834       14,293        (3,811)                                120,086
Income taxes...............          44,883          350        (1,117)      5,574(m)     3,639(l)      48,285

Minority interest..........          33,138                                                             33,138
                                 ----------     --------      --------                              ----------
Net earnings before
  extraordinary items......          33,813       13,943        (2,694)                                 38,663
Extraordinary loss on debt
  extinguishments..........          (2,150)                                                            (2,150)
                                 ----------     --------      --------                              ----------
Net earnings...............      $   31,663     $ 13,943      $ (2,694)                             $   36,513
                                 ==========     ========      ========                              ==========
Average common shares
  outstanding..............          82,799                                                             92,852
                                 ==========                                                         ==========
Net earnings per common
  share....................           $0.37                                                              $0.38
                                 ==========                                                         ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                          HOLLINGER INTERNATIONAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               CANADIAN     REDUNDANT     PRO FORMA ADJUSTMENTS
                                               NEWSPAPER    ASSETS AND    ---------------------
                              INTERNATIONAL      GROUP      OPERATIONS      DR.          CR.        PRO FORMA
                              -------------    ---------    ----------    --------     --------     ----------
                                                  (a)          (i)
Operating revenues.........    $ 964,251      $ 118,545     $   4,194                              $1,078,602
Operating costs and
  expenses.................      844,738        109,732         4,069                                 950,401
Reorganization expenses and
  other....................        8,000                                                                8,000
Amortization and
  depreciation.............       52,388          5,389           313                                  57,464
                                ---------       --------     --------                              ----------
Operating income...........       59,125          3,424          (188)                                 62,737
Other income (expense):
  Interest expense.........      (43,189)        (1,707)                   10,700(j)     1,590(k)     (55,206)
                                                                            1,200(h)
  Equity earnings in
     affiliates............       14,410            (54)                                               14,356
  Unusual items............                        (963)                                                 (963)
  Other....................       18,199                                                               18,199
                                --------       --------      --------                              ----------
Total other income
  (expense)................      (10,580)        (2,724)           --                                 (23,614)
                                --------       --------      --------                              ----------
Earnings before income
  taxes and minority
  interest.................       48,545            700          (188)                                 39,123
Income taxes...............       19,706            366           (20)        475(m)     3,900(l)      16,667
Minority interest..........       22,637                                                               22,637
                                --------       --------      --------                              ----------
Net earnings...............     $  6,202       $    334      $   (168)                             $     (181)
                                ========       ========      ========                              ==========
Average common shares
  outstanding..............       56,956                                                               66,739
                                ========                                                           ==========
Net earnings per common
  share....................        $0.11                                                               $(0.01)
                                ========                                                           ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                          HOLLINGER INTERNATIONAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                 PRO FORMA
                                                 CANADIAN     REDUNDANT         ADJUSTMENTS
                                                 NEWSPAPER    ASSETS AND    --------------------
                                INTERNATIONAL      GROUP      OPERATIONS      DR.         CR.       PRO FORMA
                                -------------    ---------    ----------    --------    --------    ----------
                                                    (a)          (i)
Operating revenues...........     $ 808,310      $ 102,234     $   4,341         295(k)             $  905,908
Operating costs and
  expenses...................       690,118         94,761         3,953                               780,926
Amortization and
  depreciation...............        45,200          4,083           299                                48,984
                                  ---------       --------      --------                            ----------
Operating income.............        72,992          3,390            89                                75,998
Other income (expense):
  Interest expense...........       (32,593)          (599)                   10,700(j)      553(k)    (44,539)
                                                                               1,200(h)
  Equity earnings in
     affiliates..............        35,896                                                             35,896
  Unusual items..............                         (824)                                               (824)
  Other......................        91,886                                                             91,886
                                  ---------       --------      --------                            ----------
Total other income
  (expense)..................        95,189         (1,423)           --                                82,419
                                  ---------       --------      --------                            ----------
Earnings before income taxes
  and minority interest......       168,181          1,967            89                               158,417
Income taxes.................        44,000          1,065            15                   4,406(l)     40,644
Minority interest............        21,409                                                             21,409
                                  ---------       --------      --------                            ----------
Net earnings.................     $ 102,772       $    902      $     74                            $   96,364
                                  =========       ========      ========                            ==========
Average common shares
  outstanding................        53,980                                                             63,763
                                  =========                                                         ==========
Net earnings per common
  share......................         $1.90                                                              $1.51
                                  =========                                                         ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                          HOLLINGER INTERNATIONAL INC.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

a) The amounts in this column represent the combined financial statements of the Canadian Newspaper Group at their historical cost to Hollinger Inc. to reflect the combination of entities under common control using "as-if pooling of interests" accounting, adjusted to comply with U.S. GAAP (see
     Note 14 to the Hollinger Inc. Canadian Newspaper Group financial statements) and have been translated to U.S. dollars. The amounts in this column represent all of the businesses of the Canadian Newspaper Group, including certain operations and redundant assets not being transferred, as described in (b) below.

b) Represents certain of the operations and redundant assets of the Canadian Newspaper Group which will be retained by Hollinger Inc. and will not be transferred to the Company.

c) Represents the $175 million borrowed against credit facilities, which together with $75 million of cash on hand was used to fund the acquisition of the Canadian Newspaper Group.

d) Represents the $.01 par value of the 3,005,541 shares of Class A Common Stock of the Company (assuming a price of $10.75 for the Class A Common Stock translated to Canadian dollars at a rate of $0.7166 per U.S. dollar) which may ultimately be issued in exchange for Hollinger Inc.'s investment in the Canadian Newspaper Group. The adjustment to paid-in capital of $65 million represents the excess of the $250 million of cash consideration paid and the par value of the common stock over Hollinger Inc.'s historical carrying value of its investment in the Canadian Newspaper Group, being $185 million. Other than par value, no value was assigned for accounting purposes to the common and preferred stock which will ultimately be issued to Hollinger. The exact number of shares of Class A Common Stock to be issued will be determined in accordance with a formula in the purchase agreements for the Canadian Newspapers.

e) Represents the repayment by Hollinger Inc. of certain indebtedness of the Canadian Newspaper Group, prior to the transfer to the Company, in the amount of $15.6 million.

f) Represents the tax benefit of the step up in the tax basis of the underlying assets being transferred to the Company which arises as a direct result of the transfer.

g) Represents the forgiveness of amounts owing to Hollinger Inc. by the Canadian Newspaper Group and working capital adjustment.

h) Represents a $8.5 million financing fee, paid out of working capital, in connection with the borrowings to finance the acquisition of the Canadian Newspaper Group and the related amortization over the term of the facility.

i) Represents the revenues and expenses associated with the operations and redundant assets of the Canadian Newspaper Group which will be retained by Hollinger Inc. and will not be transferred to the Company, at their historical cost to Hollinger Inc., adjusted to comply with U.S. GAAP.

j) Represents interest at 6.13% on the $175 million borrowed to fund the acquisition of the Canadian Newspaper Group.

k) Represents the interest expense and interest income associated with certain indebtedness or assets of the Canadian Newspaper Group which will not be transferred to the Company.

l)   Represents the tax effect of the pro forma adjustments.

m) Represents a tax charge in respect to the aggregate earnings of the Thomson and Armadale Divisions of Hollinger Inc., which as divisions were not subject to tax.

n) The estimated costs and expenses allocable to the Company associated with the acquisition of the Canadian Newspaper Group have not been reflected in the pro forma financial statements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        HOLLINGER INTERNATIONAL INC.

                                        By: /s/ KENNETH L. SEROTA
                                            -------------------------
                                            Kenneth L. Serota
                                            Title:  Vice President --
                                            Law and Finance

Date:  May 2, 1997

Exhibit Index

    Exhibit                                                                            Sequential
      No.                        Document                                               Page No.
    --------                     --------                                              -----------
      2.01   UniMedia Class A Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding Company and Hollinger
             International Inc.

      2.02 UniMedia Class B Stock Purchase Agreement dated as of April 18, 1997 among Hollinger Inc., UniMedia Holding Company and Hollinger
             International Inc.

      2.03   Sterling Purchase Agreement dated as of April 18, 1997 between
             Hollinger Inc. and Hollinger Canadian Publishing Holdings Inc.

      3.01   Certificate of Designations for Series 1 Preferred Stock.

      3.02   Certificate of Designations for Series 2 Preferred Stock.

      4.01   Second Amended Bank Credit Facility dated April 7, 1997 among
             Hollinger International Publishing Inc., Telegraph Group
             Limited, Hollinger Canadian Publishing Holdings Inc., various financial institutions, The Toronto-Dominion Bank, as Issuing Bank, The Bank of Nova Scotia, as Syndication
             Agent, Canadian Imperial Bank of Commerce, as
             Documentation Agent, and Toronto Dominion (Texas), Inc., as Administrative Agent. Pursuant to S-K 601(b)(4)(iii), the Registrant has not filed a copy of this exhibit but will furnish a copy upon the Commission's request.

     10.01   Exchange Agreement dated as of April 18, 1997 among Hollinger
             International Inc., Hollinger Inc. and UniMedia Holding Company.


     99.01   Press Release Dated April 18, 1997

                                     - 35 -